                         AGREEMENT OF PURCHASE AND SALE

                 THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement") is made and entered into as of this 6th day of September, 1996, by and between DEL MONTE CORPORATION, a New York corporation ("Del Monte"), and PIXAR ANIMATION STUDIOS, a California corporation ("Pixar").

                                   RECITALS:

                 This Agreement is entered into on the basis of the following facts, understandings and intentions of the parties:

                 A. Del Monte is the owner of certain real property more particularly described in Exhibit A hereto (the "Real Property"). Pixar desires to purchase from Del Monte the Real Property, all appurtenances to the Real Property (the "Appurtenances"), and all intangible property pertaining to the Real Property and Appurtenances (the "Intangible Property"; the Real Property, Appurtenances and Intangible Property being hereinafter collectively referred to as the "Property").

                 B. Pixar desires to develop the Real Property for its headquarters facility (the "Headquarters Facility"). Such development is dependent upon Pixar assuring itself, in its sole discretion, that the Real Property, and Appurtenances and Intangible Property, to the extent applicable, may be developed for the Headquarters Facility. Specifically, but without limiting the generality of the foregoing, Pixar desires to assure that it can obtain the governmental and other approvals necessary





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or appropriate to develop and construct the Headquarters Facility; that the soils and environmental conditions on, and access and utilities available to, the Real Property are suitable for development, construction, operation and use of the Real Property for the Headquarters Facility; and that the state of title of the Property is acceptable to Pixar. Pixar desires to enter into this Agreement to purchase the Property, subject to performance of due diligence necessary in Pixar's sole discretion to satisfy itself with respect to such matters.

                 C. Del Monte is willing to sell the Property to Pixar, subject to Pixar satisfying itself with respect to such matters. In order to effectuate the foregoing, the parties desire to enter into this Agreement.

                 NOW, THEREFORE, IN CONSIDERATION of the foregoing Recitals, and the mutual covenants and obligations of the parties herein contained, the parties agree as follows:

         1. Purchase and Sale. Del Monte shall sell the Property to Pixar, and Pixar shall purchase the Property from Del Monte, upon all of the terms, covenants and conditions set forth in this Agreement.

         2. Purchase Price. Pixar shall pay, as the "Purchase Price" for the Property, the sum of Six Million Three Hundred Thirty-Two Thousand Forty Dollars ($6,332,040.00). Pixar shall pay the Purchase Price, after crediting against the Purchase Price the Deposit paid under Section 3(a) below (the "Net Purchase Price"), and subject to any withhold effected pursuant to Section 8(c) below, in cash through escrow as hereinafter provided.





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         3.      Deposit: Liquidated Damages.

                 (a) Deposit. As an earnest money deposit on account of the Purchase Price, Pixar shall, (i) concurrently with the execution of this Agreement by the parties, deposit with Chicago Title Company of Alameda County, One Kaiser Plaza, Oakland, California ("Title Company"), the sum of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Initial Deposit"); and (ii) within ninety (90) days after the date of this Agreement, if Pixar has not previously terminated this Agreement pursuant to Section 4(c) below, instruct Title Company to (A) pay to Del Monte the Initial Deposit, and (B) pay to Del Monte the additional sum of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Additional Deposit"; the Initial Deposit, Additional Deposit and, if made pursuant to Section 8(b) below, the Demolition Contribution, being hereinafter collectively referred to as the "Deposit"; and the date on which Pixar is obligated to pay the Additional Deposit to Del Monte or may terminate this Agreement pursuant to Section 4(c) below being hereinafter referred to as the "Additional Deposit Date"). The Deposit shall be applied against the Purchase Price for the Property. If Pixar terminates this Agreement pursuant to Section 4(c) below within the time period therein specified, then the Initial Deposit shall be promptly repaid by Title Company to Pixar.

                 (b) Non-Refundable Deposit: Liquidated Damages. THE PARTIES ACKNOWLEDGE THAT, AS OF THE ADDITIONAL DEPOSIT DATE, AND AT ALL TIMES THEREAFTER, THE DEPOSIT IS NON-REFUNDABLE,





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EXCEPT IN THE EVENT OF A DEFAULT BY DEL MONTE ON ITS OBLIGATIONS UNDER THIS
AGREEMENT WHICH PREVENTS THE CLOSE OF ESCROW. UPON ANY TERMINATION OF THIS AGREEMENT FROM ANY CAUSE WHATSOEVER AFTER THE ADDITIONAL DEPOSIT DATE (INCLUDING THE DEFAULT OF PIXAR ON ITS OBLIGATIONS UNDER THIS AGREEMENT, SUCH AS THE OBLIGATION TO MAKE THE ADDITIONAL DEPOSIT IF PIXAR DOES NOT TIMELY TERMINATE THIS AGREEMENT PURSUANT TO SECTION 4(c) BELOW), DEL MONTE SHALL HAVE THE ABSOLUTE, UNCONDITIONAL RIGHT TO RETAIN THE DEPOSIT AS COMPENSATION IN FULL FOR ALL COSTS, EXPENSES AND DAMAGES RESULTING FROM TERMINATION OF THIS AGREEMENT, INCLUDING ON ACCOUNT OF THE DEFAULT OF PIXAR IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT. THE PARTIES HAVE DETERMINED, AFTER DUE CONSIDERATION OF ALL FACTS AND CIRCUMSTANCES PERTAINING AS OF THE DATE OF THIS AGREEMENT THAT, IN THE EVENT OF A DEFAULT OF PIXAR IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE DAMAGES WHICH DEL MONTE WOULD SUFFER AS A RESULT OF SUCH DEFAULT WOULD BE IMPRACTICABLE OR IMPOSSIBLE TO ASCERTAIN. THEREFORE, AFTER DUE CONSIDERATION OF ALL SUCH FACTS AND CIRCUMSTANCES, THE PARTIES HAVE DETERMINED THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE AMOUNT TO COMPENSATE DEL MONTE FOR ALL SUCH DAMAGES AND SHALL CONSTITUTE DEL MONTE'S LIQUIDATED DAMAGES ON ACCOUNT OF SUCH DEFAULT IN LIEU OF ANY OTHER RIGHT OR REMEDY AVAILABLE AT LAW OR IN EQUITY (INCLUDING THE RIGHT TO PURSUE SPECIFIC ENFORCEMENT OF THIS AGREEMENT OR OTHER EXTRAORDINARY EQUITABLE RELIEF) WHICH DEL MONTE MIGHT HAVE ON ACCOUNT OF SUCH DEFAULT OF PIXAR, AND DEL MONTE HEREBY KNOWINGLY, AFTER FULL ADVICE FROM COUNSEL AND OTHER CONSULTANTS





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OF ITS CHOICE, WAIVES ANY RIGHT TO PROCEED IN LAW OR IN EQUITY ON ANY CAUSE OF
ACTION OR FOR EXTRAORDINARY RELIEF, OTHER THAN TO RECOVER THE AMOUNT OF THE DEPOSIT HEREUNDER AS LIQUIDATED DAMAGES PURSUANT TO THIS SECTION 3(b). TO EVIDENCE THE FOREGOING AGREEMENT, THE PARTIES HAVE INITIALED THIS Section 3(b) WHERE INDICATED BELOW.

                 _______ INITIALS OF DEL MONTE     ______ INITIALS OF PIXAR

         4.      Conditions Precedent.

                 (a) Right to Review Property. Pixar's obligation to purchase the Property is conditioned upon Pixar's review and approval, in Pixar's sole discretion, of all aspects of the Property related or germane, in Pixar's sole judgment, to Pixar's contemplated development, construction, use and operation of the Property for the Headquarters Facility. Specifically, but without limiting the generality of the foregoing, Pixar shall have the right to review and satisfy itself, in its sole discretion, that (i) it will have the ability to obtain all governmental and quasi-governmental (such as public utilities) approvals, consents and permits upon terms and conditions acceptable to Pixar, in its sole discretion, necessary or appropriate to develop, construct, use, operate and maintain the Headquarters Facility; (ii) the soils and environmental conditions on, under and about the Real Property are satisfactory for development, construction, use, operation and maintenance of the Headquarters Facility; (iii) utilities and services sufficient to support the Headquarters Facility are available and with sufficient capacity; (iv) Del Monte is in a position to





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fulfill the covenants concerning title set forth in Section 5 below in the manner and within the time periods therein specified; (v) the cost to Pixar for the design, construction, development, use, operation and maintenance of the Headquarters Facility is feasible and appropriate; and (vi) all other matters germane to Pixar's decision to proceed with the purchase and sale of the Property pursuant to this Agreement in order to develop, construct, use, maintain and operate the Headquarters Facility on the Real Property are satisfactory.

                 (b) Efforts to Review Property. Pixar shall conduct and complete its review of the Property under Section 4(a) above with due diligence and within ninety (90) days after the date of this Agreement (the "Review Period"). Should Pixar determine at any time during the Review Period not to purchase the Property as a result of its due diligence review under Section 4(a) above, Pixar shall promptly so notify Del Monte. The parties shall cooperate in Pixar's review of the Property, communicating with each other on the progress of such review and making timely requests for cooperation where such cooperation would be useful in such review. Del Monte shall execute any and all documents reasonably necessary to assist Pixar in conducting such review, including serving as the applicant for governmental approvals to the extent required by applicable laws, ordinances, rules and regulations. Del Monte's cooperation with Pixar hereunder shall be without cost or expense to Del Monte, and to the extent such cooperation creates any liabilities for Del Monte, Pixar shall indemnify, defend, protect





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and hold Del Monte harmless from any and all such liabilities, including losses, claims, damages, causes of action, costs and expenses (such as reasonable attorneys' fees), associated with such liabilities.

                 (c) Fulfillment and Waiver. If Pixar determines within the Review Period not to purchase the Property as a result of its due diligence review of the Property pursuant to Section 4(a) above, then Pixar shall terminate this Agreement by notice to Del Monte given within and prior to the expiration of the Review Period. The due diligence review of the Property is solely for the benefit of Pixar, and Pixar may waive such review at any time during the Review Period, but only by a notice signed by Pixar. If Pixar has not given notice of its approval of the Property or termination of this Agreement within the Review Period, then Pixar shall be deemed to have approved the Property, Pixar shall have no further right to terminate this Agreement pursuant to this Section 4(c), and the Deposit shall become nonrefundable as specified in Section 3(b) above. If Pixar terminates this Agreement as provided in this Section 4(c), then the parties shall have no further rights, obligations or liability hereunder, except for the express indemnity obligations contained in this Agreement.

                 (d) Right of Entry: Applications for Approvals Indemnification. Del Monte shall at all times allow Pixar, and its authorized representatives and agents, full and complete access to all documents and records prepared by or on behalf of Del Monte, and surveys, inspection reports, tests and test





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results, relating to the physical and environmental condition, and utility availability and capacity, of the Real Property, (the "Property Data"). Del Monte shall, within one (1) week after the execution of this Agreement by the parties, deliver to Pixar true, correct and complete copies of all Property Data (i) previously delivered to Del Monte by Kaiser Foundation Health Plan, Inc. ("Kaiser"), in connection with Kaiser's due diligence investigation of the Property for Kaiser's contemplated acquisition of the Property, or (ii) received, prepared or generated by, or on behalf of, Del Monte in connection with its ownership, occupancy, use or sale of the Property. In addition to the Property Data from Kaiser delivered pursuant to clause (i) above, Del Monte shall, from time to time upon request of Pixar, use reasonable good faith efforts to obtain such additional surveys, inspections, reports, tests and test results from Kaiser which Kaiser may have prepared or received from consultants in connection with Kaiser's due diligence investigation of the Property for Kaiser's contemplated acquisition of the Property, but, except for using such good faith due diligence efforts, Del Monte shall have no liability to Pixar for any refusal or failure of Kaiser to supply such Property Data to Del Monte for delivery to Pixar. Pixar, and its authorized representatives and agents, shall have the right at all times, after reasonable advance notice to Del Monte and, at Del Monte's option, in the company of a Del Monte representative, to enter the Property in order to perform such tests, inspections, sampling or surveys deemed necessary or appropriate by Pixar, in its sole discretion, in





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connection with Pixar's analysis of the Real Property or attainment of governmental or other approvals for its development. As soon as reasonably practicable after performing any test, inspection or survey hereunder, Pixar shall restore the affected portion of the Real Property to a condition reasonably similar to that immediately prior to such test, inspection or survey, taking into consideration the Demolition Work to be performed by Del Monte pursuant to Section 8(b) below. Pixar shall effect entry under this
Section 4(d) so as to minimize any interference with the performance of Del Monte's remediation of the Real Property under the Remediation Plan pursuant to
Section 7(a)(iii) below, or with the performance of the Demolition Work. Del Monte shall cooperate with Pixar in connection with any sampling, test, inspection or survey hereunder. Del Monte shall be responsible for disposal of any drilling spoils which are generated as a result of any test, inspection or survey undertaken by Pixar hereunder, if such spoils contain hazardous materials. Del Monte shall effect such disposal pursuant to the applicable provisions of Section 7(a)(ii) below. Pixar shall indemnify, defend, protect and hold Del Monte harmless from and against any and all claims, losses, damages, liabilities, injuries, costs or expenses (including reasonable attorneys' fees) arising out of or related to such entry, or performance of such tests, sampling, inspections or surveys, except that Pixar shall have no liability under this Section 6 for any decrease in the value of the Real Property due to the discovery of any previously undiscovered hazardous materials contamination or





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other previously undiscovered property defect.

                 (e) Hazardous Materials Tests. Notwithstanding the provisions of Section 4(d) above, if Pixar desires to perform any test, sampling or inspection with respect to the presence of hazardous materials (as defined in Section 7(a)(vi) below) in, about, on or under the Real Property, then Pixar shall so notify Del Monte, and Del Monte shall promptly perform such testing, sampling or inspection on behalf of Pixar in accordance with Pixar's specifications, utilizing Del Monte's consultants, and shall provide Pixar with the results of such testing, sampling or inspection. The reasonable cost and expense of such testing, survey or inspection (and restoration of the Real Property, if necessary) shall be paid by Pixar. Prior to commencing any testing, survey or inspection hereunder, Del Monte shall deliver to Pixar the estimate of costs and expenses thereof, and Pixar shall have the right to review and approve the amount of such costs and expenses; and if Pixar disapproves, then it shall have the right to modify the scope and/or specifications of such testing, survey or inspection, or decline to have such testing, survey or inspection performed. Pixar shall have the right to have its consultants observe, review and approve any testing, sampling or inspection performed on Pixar's behalf by Del Monte hereunder and to require Del Monte's consultants to perform at Pixar's cost as herein provided any additional testing, sampling or inspection resulting from such observation, review and approval. If Del Monte believes that performing such testing, sampling or inspection is unreasonable, it shall so





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notify Pixar and the parties shall confer and consult in good faith (together with their respective consultants, if necessary or appropriate) to attempt to agree on whether or what testing, sampling or inspection is reasonable. If the parties are unable to agree within five (5) days of Del Monte's notice to Pixar, the issue of the reasonableness of the testing, sampling or inspection requested by Pixar shall be submitted to arbitration pursuant to Section 15 below. For purposes of the foregoing, it shall be reasonable for Pixar to request and Del Monte shall not refuse to approve, as unreasonable, the following testing, sampling or inspection: (i) testing requested by any governmental agency to allow Pixar's development of the Real Property pursuant to applicable law, ordinance, order, policy, rule or regulation; (ii) soil sampling and analysis for halogenated volatile organic compounds, petroleum hydrocarbons, and/or industrial solvents, or other chemical compounds that may be related to historic activities at that location, in the vicinity of the former paint and oil storage area, located north of the former boiler house on the Real Property; (iii) sampling and analysis for polychlorinated biphenyls in the vicinity of any former or existing electrical transformers; (iv) groundwater sampling and analysis for volatile organic compounds and/or petroleum hydrocarbons on the northern and eastern property boundaries; and (v) testing, sampling, analysis and/or inspection for newly discovered conditions as a result of performance by Del Monte of the Demolition Work pursuant to
Section 8 below.





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         5.      Title Matters.

                 (a) Manner of Conveyance. Title to the Real Property and Appurtenances shall be conveyed from Del Monte to Pixar by grant deed in fee simple absolute (the "Deed"), subject to no exceptions to title of any kind or character other than: (i) a lien to secure payment of real estate taxes not delinquent; and (ii) the exceptions to title listed in Exhibit B hereto (collectively, the "Conditions of Title").

                 (b) Survey. At any time within forty-five (45) days after the date of this Agreement, Pixar may, at Pixar's cost and expense, procure an ALTA survey of the Real Property, prepared by a licensed surveyor or civil engineer acceptable to Pixar, and in form and substance acceptable, and properly certified, to Pixar and Title Company, so as to enable Title Company to issue to Pixar an Owner's ALTA 1970 Form B extended coverage title insurance policy on Close of Escrow pursuant to Section 6 below. If (i) the results of such survey show an encroachment, easement or other title defect not comprised in the Conditions of Title, and (ii) any such matter is not acceptable to Pixar in its sole discretion, Pixar shall notify Del Monte of such unacceptable condition within thirty (30) days after Pixar's receipt of the survey hereunder. Del Monte shall have thirty (30) days after receipt of Pixar's notice to cure the unacceptable defect in title to Pixar's sole satisfaction. If within such 30-day period Del Monte cannot make reasonably adequate arrangements to remove and/or relocate such matter, or obtain title insurance protection with respect thereto, then





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Pixar may either terminate this Agreement or consummate the purchase of the
Property pursuant to this Agreement. If Pixar elects to consummate this transaction, any matter disclosed by the Survey shall constitute a Condition of Title.

                 (c) Intangible Property. Del Monte shall convey the Intangible Property to Pixar by the Assignment of Intangible Property attached hereto as Exhibit C (the "Assignment").

                 (d) Title Insurance. Evidence of delivery of title to the Real Property in accordance with this Section 5 shall be the willingness of Title Company to issue, upon payment of its regularly scheduled premium, its Owner's 1970 Form B ALTA extended coverage policy of title insurance, with any endorsements specified by Pixar, in the amount of the Purchase Price (or such greater amount as Pixar may specify and Title Company may accept), showing title to the Real Property and Appurtenances, as applicable, vested of record in Pixar, subject to no exceptions, conditions, easements, reservations or encumbrances of any kind or character, other than the Conditions of Title (the "Title Policy").

         6. Consummation of Transaction Through Escrow. The parties shall consummate the transactions under this Agreement through escrow established at the offices of Title Company. The parties shall close escrow (the "Close of Escrow") on the date which is not later than (i) the date which is six (6) months after the date of this Agreement, or (ii) if Pixar exercises its right to cause Del Monte to commence the Demolition Work prior to the close of escrow pursuant to Section 8(b) below within ten





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(10) days after the Additional Deposit Date, then the later of (A) the date established under clause (i) above, or (B) the date of full and final completion of the Demolition Work by Del Monte pursuant to Section 8(b) below (the date established under either of the foregoing clauses (i) or (ii) being hereinafter referred to as the "Closing Date"). The parties shall make the following deposits and close escrow in the following manner:

                 (a) Del Monte. Del Monte shall deposit into escrow: (i) the Deed, duly executed and acknowledged by Del Monte; (ii) the Assignment, duly executed and acknowledged by Del Monte; and (iii) such other documents as are necessary to close escrow in accordance with the terms and conditions of this Agreement, including appropriate escrow instructions.

                 (b) Pixar. Pixar shall deposit into escrow: (i) the Net Purchase Price, together with such other funds as are required to pay Pixar's share of closing costs and prorations, all in immediately available funds; and
(ii) such other documents as are necessary to close escrow in accordance with the terms and conditions of this Agreement, including appropriate escrow instructions.

                 (c) Close. Title Company shall close escrow by performing the following steps in the order set forth below:

                          (i)     Record Deed.  Record the Deed in the
appropriate Official Records and deliver it to Pixar;

                          (ii)    Delivery of Assignment.  Deliver the
Assignment to Pixar;

                          (iii)Purchase Price.  After deducting Del





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Monte's share of closing costs and prorations, and effecting any withhold required pursuant to Section 8(c) below, pay the balance of the Net Purchase Price to or for the account of Del Monte;

                          (iv)    Title Insurance.  Issue and deliver to Pixar
one (1) original and two (2) duplicate copies of the Title Policy; and

                          (v)     Conformed Copies.  Deliver to each party
certified and conformed copies of all documents and instruments deposited by either party in escrow under this Section 6.

                 (d) Costs and Fees. Del Monte shall pay one half (1/2) of the escrow fee, the premium for the CLTA premium attributable to the Title Policy in the amount of the Purchase Price and the cost of any endorsements to ensure against title defects under Section 5(b) above, recording costs for the Deed, all documentary transfer taxes and conveyancing taxes (other than transfer taxes imposed by the City of Emeryville), and one half (1/2) of any transfer taxes imposed by the City of Emeryville. Pixar shall pay the cost of any survey procured by it under Section 5(b) above, one half (1/2) of the escrow fee, and one half (1/2) of any transfer taxes imposed by the City of Emeryville, the premium for the Title Policy above the CLTA premium attributable to the Title Policy in excess of the Purchase Price and for ALTA extended coverage thereunder, together with endorsements requested by Pixar as part of the Title Policy. Any other costs or expenses of escrow shall be paid in accordance with custom and usage in the County of Alameda, California. Real estate taxes and assessments for the





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Real Property shall be prorated as of the date the Deed is recorded.

                 (e) Delivery of Possession. Upon Close of Escrow, Del Monte shall deliver to Pixar exclusive possession of the Real Property and Appurtenances, free and clear of any rights, claims or occupancy of third parties, subject, however, to the Conditions of Title.

         7. Del Monte's Covenants. Warranties and Representations. Del Monte covenants, represents and warrants to Pixar as follows:

                 (a)      Hazardous Materials.

                          (i)     Warranty and Representation.  To Del Monte's
knowledge, and except as disclosed by the "Environmental Reports" listed in Exhibit D hereto, there are no hazardous materials on, in, under, at or from, the Real Property, nor has any release of hazardous materials occurred or come to be located on, in, under, at or from the Real Property, and no such release threatens to enter the Real Property. Del Monte shall be solely responsible for the investigation, monitoring, removal, treatment, disposal, transport, and remediation, in accordance with all applicable laws, ordinances, rules and regulations, of all hazardous materials located on, in, under, at or from, the Real Property, or of those hazardous materials which come on to, or are released on, in, under or at the Real Property, on or before the Close of Escrow under this Agreement. Del Monte shall undertake and accomplish the foregoing in a manner acceptable to, and obtain no further action letters from, all governmental





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agencies having jurisdiction over such hazardous materials under applicable laws, ordinances, rules and regulations.

                          (ii)    Remediation of Real Property.  Except as
otherwise provided in Section 7(a)(iii) below, if, after the Close of Escrow under this Agreement, any hazardous material covered by this Section 7(a)(ii), regardless of whether it was previously disclosed to Pixar, remains on the Real Property, or is uncovered, encountered or discovered or otherwise revealed (including as a result of Pixar's development of the Real Property, such as grading of the Real Property for construction of improvements thereon), and Pixar is either required to perform or undertake some act or prevented from undertaking or doing some act by a governmental agency (including undertaking development, construction, use, operation or maintenance of the Headquarters Facility) on account of such hazardous materials under any applicable law, ordinance, order, policy, rule or regulation, then Pixar shall so notify Del Monte. At Pixar's option, Pixar may prepare a construction and post-construction risk management plan in consultation with governmental agencies having jurisdiction which, if prepared by Pixar, Pixar shall submit to Del Monte for review and comment and, to the extent it relates to performance by Del Monte of its obligations under this Section 7(a)(ii), for approval by Del Monte. Upon approval thereof by governmental agencies having jurisdiction and Del Monte, such risk management plan shall govern, to the extent applicable, performance by Del Monte of its obligations following Close of Escrow under this Section 7(a)(ii). Del Monte shall review,





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comment on, and approve, such risk management plan within ten (10) days after receipt thereof from Pixar and, if Del Monte fails to notify Pixar of any comment or approval thereon within such 10-day period, Del Monte shall be deemed to have approved the same. Upon receipt of Pixar's notice, Del Monte shall promptly apply for and obtain any and all necessary permits and approvals from governmental agencies having jurisdiction (including remediation, monitoring, removal, treatment, health and safety risk management and other plans related to the presence of hazardous materials on, in, under, at or from the Property) and, immediately after obtaining such permits and approvals, perform its obligations under this Section 7(a)(ii) using all due diligence. Prior to submitting any application or other information to any governmental agency to fulfill its obligations under this Section 7(a)(ii) following Close of Escrow, Del Monte shall submit such application and/or information to Pixar for review, comment and approval. Pixar shall render any approval within five
(5) business days after receipt thereof from Del Monte; Pixar shall approve such application and/or information if it is consistent with the obligations of Del Monte and the applicable standards and requirements of this Section 7(a)(ii); and if Pixar has not approved such application and/or information within such 5 business-day period, then Pixar will be deemed to have approved such application and/or information. Pixar will cooperate with Del Monte in Del Monte's efforts to obtain the necessary permits and approvals from governmental agencies having jurisdiction. If





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Del Monte does not, within ten (10) days after obtaining such permits and approvals (or if none are required, within thirty (30) days after receipt of notice from Pixar), commence to perform such obligations and thereafter diligently pursue such obligations to completion, then Pixar shall have the right, at its sole option, to perform on behalf of Del Monte the obligations of Del Monte under this Section 7(a)(ii), utilizing those methods Pixar reasonably deems acceptable, and Del Monte shall promptly upon demand reimburse to Pixar all reasonable costs and expenses incurred by Pixar in the performance of such obligations on behalf of Del Monte. Pixar grants a non-exclusive license to Del Monte, and its authorized representatives and agents, to enter the Real Property under such terms and conditions as Pixar may from time to time reasonably prescribe to perform Del Monte's obligations hereunder. Prior to effecting such entry, Del Monte shall notify Pixar of its request to enter the Real Property hereunder, describe the purpose for which entry is requested and the activities to be undertaken by Del Monte, and provide to Pixar for its review and approval all plans, specifications, reports, criteria or other relevant information with respect to such activities on the Real Property hereunder. Pixar shall have ten (10) business days after receipt to comment on and approve such information; and if Del Monte has not received such comment and approval within such ten (10) business day period, then Pixar will be deemed to have approved such information. Del Monte shall effect entry solely to perform the activities described in its notice hereunder, and solely within





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the scope of the information approved by Pixar hereunder.  If any portion or condition of the Real Property, or any improvements then located thereon, are damaged by any activities of Del Monte in effecting such entry or carrying out its activities hereunder, Del Monte shall restore the affected portion of the Real Property and/or improvements to the condition which existed immediately prior to such entry utilizing methods and within a time frame for performance acceptable to Pixar. Del Monte shall effect entry under this Section 7(a)(ii) so as to minimize any interference with the use and occupancy by Pixar of, or conduct of business by Pixar on, the Real Property and the improvements then located thereon. Del Monte shall indemnify, defend, protect and hold Pixar harmless from and against any and all claims, liens, losses, damages, liabilities, injuries, costs or expenses (including reasonable attorneys' fees) arising out of or related to any entry effected hereunder. To the extent applicable, transportation and disposal of hazardous materials from the Real Property (including pursuant to Section 7(a)(iii) below) shall take place under a hazardous waste manifest designating Del Monte as the generator and utilizing Del Monte's hazardous waste generator number or, if a hazardous waste manifest is not applicable to the hazardous material, pursuant to a substantially equivalent non-hazardous material manifest showing that Del Monte is the party responsible for the generation, shipment, transportation and disposal of the hazardous material. All costs and expenses of compliance by Del Monte with its obligations under this Section 7(a)(ii) shall be borne solely by Del Monte.

In addition, if as a result of an occurrence or circumstance pursuant to which Del Monte must perform its obligations under this Section 7(a)(ii) and (i) as a result thereof, Pixar is required to uncover or reperform work of construction in its Headquarters Facility, or (ii) the completion of the critical path construction schedule for construction of the Headquarters Facility is delayed by more than five (5) days, then in either such event Del Monte shall reimburse Pixar for all actual, reasonable out-of-pocket expenses incurred by Pixar on account of such occurrence or events. Subject to the foregoing, Del Monte shall have no liability to Pixar for consequential damages arising out of any occurrence or events giving rise to performance by Del Monte, or the actual performance by Del Monte, of its obligations under this Section 7(a)(ii).

                          (iii)   Remediation of Existing Conditions. With
respect to the conditions identified in the Environmental Reports (other than the Asbestos Reports identified in Exhibit F hereto), Del Monte has developed and implemented a plan to remediate all such conditions (the "Remediation Plan"). The Remediation Plan has been preliminarily approved by the California Regional Water Quality Control Board for the San Francisco Bay Region (the "Regional Board") and Alameda County Department of Environmental Health (the "Alameda County DEH") and Del Monte is in the process of obtaining, and shall obtain as soon as possible after the date of this Agreement, the Regional Board's and Alameda County DEH's final approval of implementation of the Remediation Plan. Promptly after obtaining such final approval, Del Monte shall complete implementation of the Remediation Plan as required by the Regional Board, Alameda County DEH and any other agencies having jurisdiction over such activities (the Regional Board, Alameda County DEH and such other agencies being hereinafter collectively referred to as the "Jurisdictional Agencies"), and shall diligently continue to perform the Remediation Plan to completion in accordance with its terms, subject only to the monitoring and any further actions hereinafter specified. If Pixar elects to require Del Monte to perform the Demolition Work prior to the Close of Escrow pursuant to Section 8(b) below, then Del Monte shall complete the Remediation Plan as herein specified on or before Close of Escrow (subject to extensions only for force majeure causes beyond Del Monte's reasonable control, in which event the Closing Date determined in accordance with Section 6 above shall be delayed by one day for each day of delay in completion of the Remediation Plan in accordance with the foregoing provisions); and if Pixar does not elect to require Del Monte to perform the Demolition Work prior to the Close of Escrow pursuant to Section 8(b) below, then Del Monte shall complete the Remediation Plan as herein specified as soon as possible after the completion of the Demolition Work. Upon completion of the Remediation Plan hereunder, Del Monte shall obtain and provide to Pixar a true, correct and complete copy of all no further action letters from the Jurisdictional Agencies, in standard form and substance (exemplars of which are attached hereto as Exhibit E), which approves Del Monte's remediation activities, the Remediation

Plan, and the implementation of the Remediation Plan, and which requires no further remediation action, other than monitoring of wells, if any, pursuant to the Remediation Plan (the "No Action Letters"). Del Monte shall continue to undertake those actions (including monitoring of wells if required) necessary to complete the Remediation Plan, obtain any final approvals or sign-offs from any Jurisdictional Agencies as may be required under applicable laws, ordinances, rules and regulations, and remediate all hazardous materials as required by the Remediation Plan, consistent with the requirements of all Jurisdictional Agencies. If, after completion of the Remediation Plan and issuance of the No Action Letters, monitoring, remediation, removal or investigatory work is required by the Jurisdictional Agencies for any hazardous materials which were located on, in, under, at or from the Real Property on or before the Close of Escrow under this Agreement, whether or not covered by the Remediation Plan, then Del Monte shall promptly perform such work pursuant to
Section 7(a)(ii) above. If any of the Jurisdictional Agencies requires continued maintenance or installation of monitoring wells on the Real Property which will remain in place after Close of Escrow, Pixar shall have the right to review and approve the location of such monitoring wells and shall have the right to decline to approve the location of such monitoring wells if such monitoring wells are to be located under planned buildings, improvements or structures which Pixar intends to locate on the Property. If, after approval of the location of such monitoring wells, a Jurisdictional Agency requires that a monitoring well be relocated, then Del Monte shall be responsible for affecting such relocation pursuant to Section 7(a)(ii) above and shall pay the cost of such relocation; but if Pixar desires to relocate a monitoring well after Pixar's approval of the location thereof, then Pixar shall, subject to obtaining the prior approval of the Jurisdictional Agencies, be responsible for affecting such relocation and the cost thereof. Upon approval by the Jurisdictional Agencies of closure of any monitoring well maintained hereunder, Del Monte shall effect such closure in accordance with the applicable requirements of the Jurisdictional Agencies, and any other governmental agencies having jurisdiction. To the extent applicable, the provisions of Section 7(a)(ii) shall apply to Del Monte's obligations hereunder, including the access license granted thereunder and the use of Del Monte's hazardous waste generator number for effecting the Hazardous Materials Plans described hereunder. Del Monte shall bear all costs and expenses of performing its obligations under this Section 7(a)(iii).

                          (iv)    Disclaimer.  Subject to the matters set forth
in Sections 7(a)(i) and (iii), Del Monte has not received any notice of any action or proceeding relating to any hazardous materials or any release thereof on, in, under, at or from the Real Property. Except as disclosed by the Environmental Reports, neither Del Monte, nor to Del Monte's best knowledge, any predecessor in interest as owner, occupant or operator of the Real Property, or any portion of the Real Property, or any facility located thereon, nor any other third person, used, generated, manufactured, stored, released or disposed of on, in, at or under the Real Property, or transported to or from the Real Property, any hazardous materials.

                          (v)     Indemnification by Del Monte.  Del Monte
shall retain and assume responsibility for, and shall indemnify, defend, protect and hold harmless, Pixar and its directors, officers, employees, agents, licensees, invitees, contractors, and their respective directors, officers, employees and agents, from and against any and all liabilities, losses, damages, claims, causes of action, costs or expenses arising out of or relating to the presence or release of hazardous materials on, under, at or from the Real Property on or before the Close of Escrow under this Agreement, including: (i) all damages directly or indirectly arising out of the use, generation, storage, release or disposal of hazardous materials; (ii) all reasonable attorneys' and consultants' fees; and (iii) the costs of preparing, obtaining approval of and implementing the Remediation Plan or the measures described in Section 7(a)(ii), or of any other repair, cleanup, removal or decontamination required of Del Monte by this Section 7(a), and the preparation and implementation of any closure plans, whether such action is required of Del Monte prior to or following transfer of title of the Real Property to Pixar or the issuance of any No Action Letter.

                          (vi)    Definition of Hazardous Materials.  As used
herein, "hazardous materials" includes: petroleum; asbestos; radioactive materials; and all substances defined as

"hazardous substances," "hazardous materials," "hazardous wastes," "solid wastes," "pollutants" or "contaminants" (or words of similar import) in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Porter-Cologne Water Quality Control Act (California Water Code 13000, et seq.), the Hazardous Waste Control Law (California Health and Safety Code 25100, et seq.), and any other similar applicable laws or the regulations promulgated thereunder.

                          (vii)   Successors Bound.  In addition to the
provisions of Section 13 below regarding successors to and assigns of the parties, if a third-party acquires all or substantially all of Del Monte's assets by a transaction other than the acquisition of all or substantially all of the outstanding shares of Del Monte (or such portion thereof that such third-party obtains effective control of the management and affairs of Del Monte), then Del Monte shall in connection with such transaction require that such third-party assume in writing all of the obligations and be bound by the provisions of this Section 7(a). In the event of such a transaction, Del Monte shall deliver to Pixar such written assumption agreement promptly after the consummation of such transaction.

                 (b) Pending Assessments and Eminent Domain. Del Monte has no knowledge, and has received no notice, of any pending proceeding for the imposition of any special assessment, or the formation of a special assessment district, or for a proceeding in eminent domain, any of which would affect in any manner the Real Property, or any portion thereof.

                 (c) Copies of Documents. All of the plans, specifications, documents, reports, studies and other materials which Del Monte has prepared and provides to Pixar under this Agreement are complete, true and correct copies thereof; and all of the plans, specifications, documents, reports, studies and other materials prepared by third parties which Del Monte provides to Pixar under this Agreement are, to Del Monte's knowledge, complete, true and correct copies thereof.

                 (d) Non-Foreign Status. Del Monte is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Internal Revenue Code and Regulations thereunder. At the Close of Escrow, Del Monte shall deliver to Pixar a fully executed affidavit in the form attached hereto as Exhibit H.

                 (e) Authority. Del Monte has full power and authority, and has obtained all necessary consents, to enter into this Agreement, to sell and transfer the Property to Pixar and to otherwise perform its obligations under this Agreement. The persons executing this Agreement on behalf of Del Monte have full power and authority so to do in accordance with the foregoing.

                 (f) No Litigation or Other Breach. No litigation, proceeding (administrative or otherwise), order, or judgment is pending or outstanding against, or affects, Del Monte, or the Real Property, or any portion thereof, and Del

Monte has not committed any breach of any agreement, document or instrument to which Del Monte is a party, any of which could in any manner adversely affect the Real Property, or any portion thereof, or adversely affect Del Monte's ability to perform its obligations under this Agreement.

                 (g) Compliance With Laws. To Del Monte's knowledge, the Real Property, and every portion thereof, is in compliance with all laws, ordinances, rules and regulations governing the use and operation thereof and Del Monte has not received any notice of violation of any such laws, ordinances, rules or regulations, except as disclosed in the Environmental Reports.

                 (h) Agreements With Respect to Property. On or before the Close of Escrow, Del Monte shall not enter into any contracts, agreements or leases which would create any rights in or encumbrance on the Property, or any portion thereof or interest therein, which would survive the Close of Escrow. On or before the Close of Escrow, Del Monte shall terminate all contracts, agreements or leases which would create any rights in or encumbrances on the Property, or any portion thereof or interest therein. On or before the Close of Escrow, Del Monte shall perform all obligations which pertain to the Property, or the ownership, use or occupancy thereof, and shall indemnify, defend, protect and hold harmless Pixar, and its directors, officers, employees, agents and authorized representatives, from and against any and all claims, liabilities, losses, damages, causes of action, costs or expenses (including reasonable attorneys' fees), arising out of or in connection with the Property, or the use or occupancy thereof, and accruing on or before the Close of Escrow, other than those arising out of Pixar's entry of the Real Property pursuant to Section 4(d) above.

                 (i)      Disclosure by Del Monte of Material Information.   To
Del Monte's knowledge, Del Monte has, or will, prior to the Close of Escrow, disclose to Pixar all material information regarding the physical condition and state of title of, and utility availability to, the Real Property.

The warranties and representations of Del Monte under this Section 7 shall be deemed restated and remade by Del Monte in their entirety as of Close of Escrow under this Agreement. In addition to the other indemnities contained in this
Section 7, Del Monte shall indemnify, defend, protect and hold harmless Pixar, and its directors, officers, employees, agents, and authorized representatives, from and against all liabilities, losses, damages, claims, causes of action, costs or expenses (including reasonable attorneys' fees), arising out of or relating to any breach by Del Monte of any of the warranties, representations or covenants contained in this Section 7. Whenever in this Section 7 reference is made to the "knowledge" of Del Monte in connection with Del Monte's warranties and representations contained in this Section 7, such reference shall mean the actual knowledge, as of the date of this Agreement, of Steven P. Ronzone, Director of Property Management of Del Monte, and any former and current employee of Del Monte that Del Monte could reasonably expect to have such knowledge and in connection with the environmental condition of the Real Property also the knowledge of CH2MHill, Inc., or any other consultant retained by Del Monte in connection with rendering services to Del Monte on the environmental condition of the Real Property, which has been communicated in writing or otherwise by such consultant to any employee of Del Monte.

         8.      Demolition and Asbestos Removal: Pixar Right to Grade Site.

                 (a) Del Monte Demolition Work and Asbestos Removal. Del Monte has informed Pixar that the improvements on the Real Property contain asbestos, and that some asbestos has been removed by Environmental Control Industries under the supervision of Clayton Environmental pursuant to the requirements of governmental agencies having jurisdiction over such activities and pursuant to the Asbestos Reports and specifications prepared by Clayton Environmental identified in Exhibit F hereto (the "Asbestos Specifications"). Except as otherwise provided in Section 8(b), Del Monte shall, using a qualified, reputable, experienced, licensed contractor or contractors selected by Del Monte in its sole discretion, promptly after the Close of Escrow, demolish all improvements located on the Real Property (the "Demolition Work") in accordance with the specifications attached hereto as Exhibit G (the "Demolition Specifications") and, in connection with the Demolition Work, remove and dispose of all debris and all asbestos from the Real Property in accordance with the requirements of the Demolition Specifications and of governmental agencies having jurisdiction, all applicable laws, ordinances, rules and regulations, and the Asbestos Reports and Asbestos Specifications. Prior to bidding or negotiating a contract for performance of the Demolition Work, Del Monte shall provide to Pixar complete copies of all plans and specifications prepared by or on behalf of Del Monte for the Demolition Work; and Pixar shall have the right to review and comment on such plans and specifications to ensure consistency with the Asbestos Specifications and Demolition Specifications. Pixar shall complete such review and comment within ten (10) days after receipt of such plans and specifications from Del Monte and, if Pixar has not notified Del Monte of any comments thereon within such 10-day period, then Pixar shall be deemed to have no comments thereon. Del Monte shall complete the Demolition Work (including removal and disposal of all debris and all asbestos from the Real Property) not later than four (4) months after the Close of Escrow (subject to extensions only for force majeure causes beyond Del Monte's reasonable control). Transportation and disposal of the asbestos from the demolished improvements shall take place under a hazardous waste manifest designating Del Monte as the generator and utilizing Del Monte's hazardous waste generator number. Upon completion of the Demolition Work, Del Monte shall deliver to Pixar all permits, notices, approvals and sign-offs required from or by governmental agencies having jurisdiction under applicable laws, ordinances, rules and regulations and copies of all manifests and receipts with respect to completion of the Demolition Work and the removal and disposal of asbestos and other materials from the Real Property. If, after the Close of Escrow, Pixar discovers during the course of initial development of the Real Property for Pixar's intended purposes any materials or structures which were required to be removed by Del Monte in accordance with the Demolition Specifications, Pixar shall so notify Del Monte and shall upon giving such notice have the right to effect such removal, transport and disposal, and Del Monte shall reimburse Pixar for all reasonable costs and expenses incurred by Pixar for such removal, transport and disposal; or, upon written notice from Pixar to Del Monte, Del Monte shall promptly effect such removal, transport and disposal at Del Monte's sole cost and expense, but without undue interference with the performance by Pixar of its development activities on the Real Property. If, upon receipt by Del Monte of Pixar's notice hereunder, Del Monte disputes that it was required to remove any or all of the materials or structures identified in Pixar's notice in accordance with the Demolition Specifications, such dispute shall be resolved by arbitration pursuant to Section 15 below.

                 (b) Performance of Demolition Work and Asbestos Removal Prior to Close of Escrow. Pixar may elect, at any time after the date of this Agreement and before ten (10) days after the Additional Deposit Date, to require that Del Monte perform the Demolition Work (including removal and disposal of all debris and all asbestos from the Real Property) pursuant to
Section 8(a) above, in accordance with the terms and conditions of this

Section 8(b). Pixar shall make such election by written notice to Del Monte and, if Pixar makes such election prior to the Additional Deposit Date, such election shall be accompanied by the Additional Deposit, the instructions to title company to pay to Del Monte the Initial Deposit and a waiver by Pixar of any right to terminate this Agreement pursuant to Section 4(c) above. Promptly after receipt of Pixar's notice, Del Monte shall commence the Demolition Work and complete the Demolition Work not later than four (4) months after the date of Pixar's notice (subject to force majeure causes beyond Del Monte's reasonable control) in accordance with the provisions of Section 8(a) above. Pixar shall reimburse Del Monte for fifty percent (50%) of the cost of performing the Demolition Work up to an amount not exceeding Two Hundred Thousand Dollars ($200,000) (the "Maximum Reimbursement Amount").
Reimbursement to Del Monte by Pixar of the cost of the Demolition Work hereunder shall be effected on a progress payments basis as the Demolition Work proceeds upon receipt by Pixar of Del Monte's contractor's applications for payment, conditional (or final, if applicable) lien releases and waivers from such contractor and all subcontractors and material suppliers in the form required by applicable California law, and a certification by an authorized officer or representative of Del Monte that the costs shown due by the contractor's application for payment have been duly incurred and are due and owing by Del Monte, and that the Demolition Work has progressed to the point indicated in accordance with the contractor's application in accordance with the requirements of Section 8(a) above. Within twenty (20) days after receipt of such information by Pixar, Pixar shall reimburse Del Monte for fifty percent (50%) of the amount shown due on the contractor's application for payment up to, but not exceeding in the aggregate, the Maximum Reimbursement Amount. Upon reimbursement by Pixar of the Maximum Reimbursement Amount, Del Monte shall bear all further costs for performance of the Demolition Work hereunder. All amounts paid by Pixar to Del Monte as reimbursement for the cost of the Demolition Work hereunder shall be credited against the Net Purchase Price at the Close of Escrow.

                 (c)      Establishment of Cost of Demolition Work and Asbestos
Removal: Withhold at Escrow. The cost for performance of the Demolition Work by Del Monte pursuant to Section 8(a) shall be established either by competitive bidding, or by a negotiated bid. Del Monte shall have the right, in its sole discretion, to utilize either procedure, and shall establish the cost for the performance of the Demolition Work in all events prior to the Close of Escrow (or if Pixar elects to cause Del Monte to perform the Demolition Work prior to the close of escrow pursuant to Section 8(b) above, in a manner which enables Del Monte to perform the Demolition Work in accordance with the time period for completion therein specified). Upon establishment of the cost of the Demolition Work hereunder, Del Monte shall provide to Pixar a copy of the contract with the contractor performing the Demolition Work, setting forth the cost of the Demolition Work. Unless Pixar exercises its option to require

Del Monte to commence the Demolition Work prior to the Close of Escrow pursuant to Section 8(b) above, an amount equal to one hundred-twenty-five percent (125%) of the cost of the Demolition Work as established hereunder shall be withheld with Title Company in escrow until completion by Del Monte of the Demolition Work pursuant to the provisions of Section 8(a) above. Upon submission by Del Monte to Title Company and to Pixar of the final application for payment from the contractor performing the Demolition Work, final lien releases and waivers in accordance with applicable California law from such contractor and all subcontractors and material suppliers, and a certification by an authorized officer or representative of Del Monte that final payment is due such contractor, and that the Demolition Work (including removal and disposal of all debris and all asbestos from the Real Property) has been completed in accordance with Section 8(a) above, then the amount withheld in escrow hereunder shall be released and paid to Del Monte within five (5) business days after such submission in accordance with its instructions.

                 (d) Pixar Right to Grade Site. Upon completion by Del Monte of the Demolition Work, Pixar shall have the right to enter the Real Property in order to commence grading of the Real Property pursuant to Pixar's grading specifications therefor. Pixar shall effect entry hereunder pursuant to the applicable provisions of Section 4(d) above (including the indemnity provisions therein contained), shall pay all costs and expenses of its grading activities hereunder (unless such cost or expense is attributable to, or any other liability arises as a consequence of, the presence of hazardous materials on, in, under or about the Real Property covered by Section 7(a)(ii) above), and shall perform grading activities in order to prepare the Real Property for development by Pixar of the improvements thereon for Pixar's intended use of the Real Property in accordance with applications made by Pixar for .applicable governmental permits and approvals for such development. Pixar shall provide to Del Monte copies of all specifications for such grading work for Del Monte's review and approval prior to effecting entry to commence grading hereunder.

         9. Pixar Covenants, Warranties and Representations. Pixar covenants, represents and warrants to Del Monte as follows:

                 (a) Authority. Pixar has full power and authority, and has obtained all necessary consents, to enter into this Agreement, to purchase the Real Property to Pixar and to otherwise perform its obligations under this Agreement. The persons executing this Agreement on behalf of Pixar have full power and authority so to do in accordance with the foregoing.

                 (b) No Litigation or Other Breach. No litigation, proceeding (administrative or otherwise), order, or judgment is pending or outstanding against, or affects, Pixar, and Pixar has not committed any breach of any agreement, document or instrument to which Pixar is a party, any of which could adversely affect Pixar's ability to perform its obligations under this Agreement.

                 (c) Agreements with Respect to Property. Except as provided in Sections 7(a) and (h) and Section 8s, after the

Close of Escrow, Pixar shall assume all obligations with respect to the Property transferred to Pixar under this Agreement, and shall, except as otherwise provided in Sections 7(a) and (h) and Section 8 above, indemnify, defend, protect and hold harmless Del Monte, and its directors, officers, employees, agents and authorized representatives, from and against any and all claims, liabilities, losses, damages, causes of action, costs or expenses (including reasonable attorneys' fees), arising out of or in connection with the Property, or the use or occupancy thereof, and accruing after the Close of Escrow.

                 (d) As-Is Transaction. Except for the warranties and representations made by Del Monte under Section 7 above, Pixar understands and acknowledges, and hereby warrants and represents, that it is purchasing the Property in its "as-is" condition as of the date of Close of Escrow and that, except for Del Monte's warranties and representations contained in this Agreement, it has relied entirely on its own independent investigation of the condition of the Property and the utility of the Property for Pixar's intended use.

                 The warranties and representations of Pixar under this Section 8 shall be deemed restated and remade by Pixar in their entirety as the date of Close of Escrow under this Agreement. In addition to the other indemnity contained in this Section 9, Pixar shall indemnify, defend, protect and hold harmless Del Monte, and its directors, officers, employees, agents, and authorized representatives, from and against all liabilities, losses, damages, claims, causes of action, costs or expenses (including reasonable attorneys' fees), arising out of or relating to any breach by Pixar of any of the warranties, representations or covenants contained in this Section 8.

         10. Exclusive Rights. The parties understand and acknowledge that, prior to the Additional Deposit Date (or earlier waiver of the right of Pixar to terminate this Agreement pursuant to Section 4(c) above), the parties have a material interest in not actively negotiating with third-parties, in the case of Pixar for alternative sites for its Headquarters Facility, and in the case of Del Monte for backup offers for the purchase and sale of the Property. Accordingly, prior to the Additional Deposit Date (or if earlier, the date Pixar waives its right to terminate this Agreement pursuant to Section 4(c) above), Pixar shall not pursue or investigate any alternative sites for its Headquarters Facility, or respond to proposals for, or engage in, negotiations for such acquisition, or physical or environmental review of any such alternative sites, and Del Monte shall not undertake any activities to market the Property to third-parties, including negotiation with third-parties who may have an interest in acquiring the Property, soliciting offers therefore or engaging real estate brokers or finders for such purpose.

         11. Confidentiality Agreement. Concurrently with the execution of this Agreement by the parties, the parties shall enter into the Confidentiality Agreement in the form attached hereto as Exhibit I, pursuant to which the information, documents, data, studies and reports covered by the Confidentiality Agreement shall be kept confidential. The provisions of the Confidentiality Agreement are incorporated into and made a part of this Agreement as if set forth in full in this Agreement. Pixar shall provide its consultants and agents who inspect, study and evaluate the Property with a copy of this Section 11 and the Confidentiality Agreement and obtain such consultants and/or agents' agreement to be bound by the terms of this Section 11 and the Confidentiality Agreement.

         12. Brokerage Commission. Pixar has informed Del Monte that Pixar retained AMB Corporate Real Estate Advisors ("AMB") as a real estate broker in connection with the transactions contemplated by this Agreement. Del Monte has informed Pixar that Del Monte has retained the Koll Company ("Koll") and Gray & Reynolds ("G&R") as real estate brokers in connection with the transactions contemplated by this Agreement. Pixar shall pay to AMB any commissions or fees due AMB on account of the transactions under this Agreement pursuant to separate agreements entered into between Pixar and AMB; and Del Monte shall pay to Koll and G&R any commissions or fees due Koll and/or G&R on account of the transactions under this Agreement pursuant to separate agreements entered into
between Del Monte and Koll and G&R.   Subject to the foregoing, Pixar and Del
Monte each warrant and represent to the other that they have dealt with no real estate broker, agent or finder in connection with the transactions contemplated by this Agreement, in a manner which would give rise to a claim by any such person as a procuring cause of the transactions contemplated by this Agreement, or payment of any fee or commission on account thereof. Each party shall indemnify, defend, protect and hold the other party harmless from and against any and all claims, liabilities, losses, causes of action, costs or expenses (including reasonable attorneys' fees), arising out of- the breach by the indemnifying party of the foregoing warranty and representation.

         13. Successors and Assigns. Neither party shall have the right to assign this Agreement, or any of its rights, duties, or obligations hereunder, except that Pixar shall have the right, without Del Monte's written approval, to assign this Agreement, or any of its rights, duties or obligations hereunder, or to direct that title to the Property be conveyed directly without an assignment of this Agreement to any of the following (each of which is referred to herein as a "Permitted Pixar Transferee"): (i) a subsidiary or affiliate of Pixar formed for the purpose of acquiring the Property pursuant to this Agreement, or to a third party which acquires all or substantially all of Pixar's assets or stock, or into which Pixar is merged (a "Pixar Entity"); or
(ii) an entity, whether or not a Pixar Entity, in connection with the implementation of any financing for the purchase of the Property, including a sale/leaseback, any transaction commonly known as a "synthetic lease," "tax ownership/operating lease," or "off balance sheet financing," or any other arrangement with a related or unrelated entity pursuant to which the assignee grants to Pixar (or any Pixar Entity) the right to lease the Property following Close of Escrow under this Agreement. In connection with any assignment by Pixar permitted by this Section 13, Pixar shall not be required to delegate any of its duties under this Agreement, nor shall the Permitted Pixar Transferee be required to assume any of the obligations or liabilities of Pixar under this Agreement (including liability for Pixar's representations, indemnity obligations and warranties under this Agreement, except the obligations of Pixar under Section 7(a)(ii) which arise after the Close of Escrow, which the Permitted Pixar Transferee shall either assume or expressly delegate to Pixar the responsibility and obligation for performance of such obligations), but whether or not such duties are delegated or assumed, the obligations, indemnities, representations and warranties made by Del Monte pursuant to this Agreement (including the provisions of Section 7(a) above) shall inure to the benefit of and be enforceable by any Permitted Pixar Transferee to the extent of the assignment thereof effected by Pixar to such Permitted Pixar Transferee hereunder. Del Monte shall have the right, without Pixar's written approval, but subject to the provisions of Section 7(a)(vii), above to assign this Agreement, and the rights and obligations of Del Monte under this Agreement, to any parent, subsidiary or affiliate of Del Monte, which concurrently receives title to the Real Property. In the event either party effects an assignment of this Agreement in whole or in part, pursuant to the foregoing provisions, then the assigning party shall provide to the other party notice of such assignments, together with the name and principals of the assignee, a copy of the documents assigning the Agreement in whole or in part (including any rights assigned), and the basis on which the assignee satisfies the conditions of this
Section 13. Subject to the foregoing, the terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the parties, and their respective heirs, successors and assigns, except that (i) the obligations of a party shall only be binding on an assignee of such party to the extent they are expressly assumed in writing by such assignee, (ii) no assignment effected by a PARTY SHALL diminish the rights of either Del Monte or Pixar or enlarge the obligations of either Del Monte or Pixar under this Agreement, and (iii) the assigning party shall remain personally liable for the performance of all of its obligations under this Agreement following any such assignment. Any assignments made in violation of the provisions of this
Section 13 shall null and void and in no force or effect.

         14. Notices. All notices required to be given, or otherwise formally given, under this Agreement shall, to be effective, be in writing. The address of each party for the purpose of all notices permitted or required by this Agreement is as follows:


         To Del Monte:            One Market Plaza
                                  P.O. Box 193575
                                  San Francisco, California 94119
                                  Attn:   Steven P. Ronzone,
                                          Director of Property Management

         With copies to:          Del Monte Corporation
                                  One Market Plaza
                                  P.O. Box 193575
                                  San Francisco, California 94119
                                  Attn:   Janet E. Shestakov,
                                          Associate Counsel

                 To Pixar:         1001 West Cutting
                                   Richmond, California 94804
                                   Attn:   Thomas G. Carlisle,
                                           Facilities Director

         With copies to:           Cassidy, Cheatham, Shimko & Dawson
                                   20 California Street, Suite 500
                                   San Francisco, California 94111
                                   Attn:   Stephen K. Cassidy

The notice address of either party set forth above may be changed by written notice given not less than five (5) days prior to the date such change is to be effected. All notices under this Agreement shall be in writing, shall be properly addressed and shall be sent by personal delivery, by United States Mail (registered, certified, or Express Mail, return receipt requested and postage prepaid), or by courier delivery service. All such notices shall be considered delivered: (i) if personally delivered, on the date of delivery;
(ii) if sent by United States Mail in the manner prescribed above, on the date shown on the return receipt for acceptance or rejection; or (iii) if sent by courier delivery service, on the date of delivery as shown by the written delivery record of such service.

         15. Arbitration of Dispute. All disputes ensuing under this Agreement shall be made by arbitration, conducted in accordance with this
Section 15, except that a party may seek prohibitory injunctive relief without first submitting such matter or dispute to arbitration. The parties may mutually agree to a different alternative dispute resolution mechanism by jointly executing an agreement in writing describing such alternative mechanism.

                 (a) Selection of Arbitrators. By written notice to the other party, a party shall request a meeting to be held within twenty (20) days after sending such notice, to be attended by the other party for the purpose of resolving any such dispute. At such meeting, the parties shall attempt in good faith to resolve the dispute. If the dispute is not resolved at such meeting, or if the meeting is not held, either party may, within ten (10) days after the date of (or set for) such meeting, make a written request to resolve such dispute by arbitration.

                 (b) Selection of Arbitrators. Within ten (10) days after the date of receipt of such notice, each party shall select an arbitrator.
Such arbitrators shall meet within twenty (20) days after selection for the purpose of resolving the dispute. If, within such 20-day period such arbitrators are unable to resolve the dispute, then within an additional 5-day period after the expiration of such 20-day period, they shall select a third neutral arbitrator. If such arbitrators are unable, within such 5-day period, to appoint the third arbitrator hereunder, the parties shall jointly appoint such third arbitrator within an additional 5-day period. If the parties are unable to appoint such third arbitrator within such additional 5-day period, then either party may request appointment of such third arbitrator by the then head official of the San Francisco office of the American Arbitration Association, and neither party shall raise any objections as to the appointment made by such official or as to such official's full power and jurisdiction to entertain the application for and make the appointment. Within twenty (20) days after selection of the third arbitrator hereunder, the arbitrators shall meet for the purpose of resolving the dispute and shall render a decision resolving the dispute within thirty (30) days after the selection of the third arbitrator hereunder. Upon appointment of a third arbitrator hereunder, a majority decision shall be final at any stage of the proceeding, absent fraud or gross error. The arbitrators shall resolve the dispute solely in accordance with the applicable provisions of this Agreement with respect to the matter or dispute in arbitration, and the arbitrators shall have no power to modify any of the provisions of this Agreement. If an arbitrator appointed hereunder dies, resigns, refuses to act or becomes legally incapacitated, his or her replacement or successor shall be appointed in like manner specified in this Section 15. In any arbitration proceeding hereunder, each arbitrator shall have substantial training and professional experience in the subject matter of the arbitration, but shall not have been employed by a party for at least five (5) years prior to the arbitration proceeding. The losing party in the arbitration as determined by the arbitrators shall bear the costs and expense of all arbitrators.

                 (c) Decision: Effect of Decision. The arbitrators shall render their decision in writing and as promptly as possible after the designation of the last arbitrator, but in no event later than one-hundred-eighty (180) days after the date of the designation of the last arbitrator. A copy of the decision of the arbitrators shall be signed by at least a majority of the arbitrators and given to each party in the manner provided in Section 14 for the giving of notice. The decision of the arbitrators shall be final, conclusive and binding on the parties, absent fraud or gross error. The decision of the arbitrators may be entered as a judgment in a court of competent jurisdiction.

                 (d) Procedural Rules. All arbitration under this Section 15 shall be conducted in accordance with the applicable rules of the American Arbitration Association, to the extent such provisions do not conflict with the procedures herein set forth. Except as provided in this Section 15, compliance with this Section 15 is a condition precedent to the commencement by a party of judicial proceeding arising out of a matter or dispute which is subject to arbitration hereunder. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding hereunder. Any attorney-client privilege and other protections against disclosure of confidential information, including any protection afforded by the work product privilege for attorneys that could otherwise be claimed by a party shall be available to and may be claimed by such party in any arbitration proceeding hereunder. California Code of Civil Procedure 1283.05, and any successor statute, shall apply to any and all discovery matters in any arbitration proceeding hereunder. Neither party waives any attorney-client privilege or any other privilege against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Section 15. All arbitration proceedings hereunder may be reported by a certified shorthand court reporter and written transcripts of such proceedings made available to a party at its cost:. Any arbitration proceeding hereunder shall be conducted in the City and County of San Francisco, California.

         16. Entire Agreement; Amendment. This Agreement, together with the Exhibits hereto, contains all the representations and the entire understanding between the parties with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and the Exhibits hereto. This Agreement may be amended only by a written agreement so specifying, executed by both parties.

         17. Construction and Interpretation. This Agreement has been fully negotiated at arms' length between the parties, after advice by counsel and other representatives chosen independently by each party, and the parties are fully informed with respect thereto. Therefore, neither party shall be deemed the scrivener of this Agreement, and the provisions of this Agreement and Exhibits hereto shall be construed as a whole according to their common meaning and not strictly for or against either party. The captions preceding the text of each Section and subsection are included for convenience of reference only and shall be disregarded in the construction and interpretation of this Agreement. Use in this Agreement of the words "including", "such as", or words of similar import, when following any general term, statement or matter, shall not be construed to limit such statement, term or matter to the specific items or matter, whether or not language of non-limitation such as "without limitation" or "but not limited to", or words of similar import, are used with reference thereto, but rather shall refer to all other terms or matters that could reasonably fall within the broadest possible scope of such statement, term or matter. Unless otherwise stated, all references to "Sections" and "Exhibits" are references to the Sections and Exhibits of this Agreement.

         18. No Merger. Notwithstanding anything to the contrary contained in this Agreement, all representations, warranties, indemnities and obligations contained in this Agreement, intended by their terms to survive the Close of Escrow hereunder, shall survive the Close of Escrow and shall not merge into any instrument conveying the Property, or any interest therein, to Pixar.

         19. Exhibits. The following Exhibits, to which reference is made in this Agreement, are deemed incorporated into this Agreement in their entirety:


                 Exhibit A -      Description of Property
                 Exhibit B -      Conditions of Title
                 Exhibit C -      Assignment
                 Exhibit D -      Environmental Reports
                 Exhibit E -      Exemplar Closure Letters
                 Exhibit F -      Asbestos Reports and Specifications
                 Exhibit G -      Demolition Specifications
                 Exhibit H -      Non-Foreign Status Affidavit
                 Exhibit I -      Confidentiality Agreement

         20. Standard of Approval and Performance. Unless otherwise provided in this Agreement, (i) each party shall act in a reasonable manner in exercising or undertaking its rights, duties and obligations under this Agreement, and (ii) whenever approval, consent or satisfaction (collectively, an "approval") is required of a party pursuant to this Agreement, such approval shall not be unreasonably withheld or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within thirty (30) days after receipt of the request for approval. Nothing contained in this Agreement, however, shall limit the right of a party to exercise its business judgment, or act, in a subjective manner, with respect to any matter as to which it has specifically been granted the right to act in its sole discretion or sole judgment, whether "objectively" reasonable under the circumstances, and any such exercise shall not be deemed inconsistent with any covenant of good faith and fair dealing otherwise implied by law to be part of this Agreement. Where the parties have stated a specific standard or procedure with respect to their rights, duties and obligations in this Agreement, the parties intend such standard or procedure to set forth their entire understanding with respect to which those rights, duties and obligations are to be judged and the performance of those rights, duties and obligations are to be measured.

         21. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

                 IN WITNESS WHEREOF, Del Monte and Pixar have executed this Agreement as of the day and year first above written.


                                       "DEL MONTE"

                                        DEL MONTE CORPORATION, a New York
                                        corporation

                                        By [SIG]               9-5-96
                                           --------------------------
                                        Its DIR. / PROP. MGMT.
                                           --------------------------

                                        By [SIG]
                                           --------------------------
                                        Its EXEC. VICE PRESIDENT
                                           --------------------------

                                        "PIXAR"

                                        PIXAR ANIMATION STUDIOS,
                                        a California corporation

                                        By [SIG]
                                           --------------------------
                                        Its CEO
                                           --------------------------

                                   EXHIBIT A

                           (Description of Property)


REAL PROPERTY in the City of Emeryville, County of Alameda, State of California, described as follows:

PARCEL ONE:

Commencing at a point on the eastern line of Hollis Street, distant thereon Two Hundred and Fifty feet northerly from the northern line of Park Avenue; thence northerly along said eastern line of Hollis Street, Seventy-five feet; thence at a right angle easterly One Hundred Twenty-five feet; thence at a right angle southerly Seventy-five feet; thence at a right westerly One Hundred Twenty-five feet to the point of commencement.

Being a portion of Block Numbered 16, as said block is laid down on that certain map entitled "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho Property of J.S. Emery, June 1876, T.J. Arnold C.E. Oakland" - filed March 1, 1889 in the Office of the County Recorder of Alameda County in Liber 19 of Maps, Page 68.

A.P. No. 049-1031-004

PARCEL TWO:

Beginning at a point on the western line of Haven Street, distant thereon One Hundred Twenty-five feet northerly from the point of intersection of said western line of Haven Street with the northern line of Park Avenue, as said Haven Street and said Park Avenue are laid down, delineated and so designated upon that certain map entitled, "Map of Part of Plot 6" etc., hereinafter referred to; and running thence northerly along said westerly line of Haven Street Two Hundred feet; thence westerly and parallel with said northerly line of said Park Avenue One Hundred Twenty-five feet; thence southerly and parallel with said westerly line of said Haven Street, Two Hundred feet; and thence easterly and parallel with said northerly line of said Park Avenue One Hundred Twenty-Five feet to the point of beginning.

Being a portion of Block Numbered 16, as said block is laid down, delineated and so designated upon that certain map entitled, "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho, property of J.S. Emery" etc. filed March 1, 1889 in the Office of the County Recorder of said County of Alameda.

PARCEL THREE:

Beginning at a point on the easterly line of Hollis Street, distant thereon One Hundred Twenty-Five feet northerly from the point of intersection of said eastern line of said Hollis Street with the northern line of Park Avenue, as said Hollis Street and said Park Avenue are laid down, delineated and so designated upon that certain Map entitled, "Map of Plot 6" etc. hereinafter referred to: and running thence northerly along said easterly line of said Hollis Street Forty feet; thence easterly and parallel with said northern line of said Park Avenue One Hundred Twenty-five feet, thence southerly and parallel with said eastern line of said Hollis Street Forty feet; and thence westerly and parallel with said northerly line of said Park Avenue. One Hundred Twenty-five feet to the point of beginning.

Being a portion of Block Numbered 16, as said block is laid down, delineated and so designated upon that certain Map entitled, "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho, property of J.S. Emery", etc. filed March 1, 1889, in the Office of the County Recorder of the said County of Alameda.

PARCEL FOUR:

Beginning at a point on the eastern line of Hollis Street, distant thereon Two Hundred Fifteen feet northerly from the point of intersection of said easterly line of said Hollis Street with the northerly line of Park Avenue, as said Hollis Street and said Park Avenue are laid down, delineated and so designated upon that certain Map entitled, "Map of Part of Plot 6", etc. hereinafter referred to; and running thence northerly along said eastern line of Hollis Street Thirty-five feet; thence easterly and parallel with said northerly line of said Park Avenue One Hundred Twenty-five feet, thence southerly and parallel with said easterly line of said Hollis Street Thirty-five feet, and thence westerly and parallel with said northern line of said Park Avenue One Hundred Twenty-five feet to the point of beginning.

Being a portion of Block Numbered 16 as said block is laid down, delineated and so designated upon that certain Map entitled, "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho, property of J.S. Emery" etc., filed March 1, 1889, in the Office of the County Recorder of the said County of Alameda.

PARCEL FIVE:

Beginning at a point in the easterly line of Hollis Street, distant thereon One Hundred and Sixty-five feet northerly from the point of intersection of said easterly line of Hollis Street with the northerly line of Park Avenue as said Hollis Street and said Park Avenue are delineated and designated upon that certain Map entitled, "Map of Part of Plot 6" etc., hereinafter referred to; running thence northerly along the easterly line of said Hollis Street Fifty feet; thence easterly and parallel with said northerly line of said Park Avenue One Hundred and Twenty-five feet; thence southerly and parallel with said easterly line of said Hollis Street fifty feet; and thence westerly and parallel with said northerly line of said Park Avenue One Hundred and Twenty-five feet to the point of beginning.

Being a portion of Block Numbered 16, as said Block is delineated and so designated upon that certain Map entitled, "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho, property of J.S. Emery" etc. filed March 1st, 1889 in the Office of the County Recorder of Alameda County.


PARCEL SIX:

Beginning at the point of intersection of the northern line of Park Avenue, with the eastern line of Hollis Street, as said avenue and street are shown on the Map hereinafter referred to; and running thence northerly along said line of Hollis Street, One Hundred Twenty-five feet; thence at right angles easterly One Hundred feet, thence at right angles southerly one Hundred Twenty-five feet to said line of Park Avenue; and thence westerly along said line of Park Avenue One Hundred feet to the point of beginning.

Being a portion of block numbered 16, as said block is delineated and so designated upon that certain map entitled, "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho" - filed March 1, 1889 in Book 19 of Maps, at Page 68, in the Office of the County Recorder of Alameda County.

PARCEL SEVEN:

All those certain lots, pieces or parcels of land, situate, lying and being in the Town of Emeryville, County of Alameda, State of California, and bounded and particularly described as follows to-wit:

Parcel A: Beginning at a point on the northern line of Park Avenue, distant thereon One Hundred Sixty-seven and 50/100 feet easterly from the point of intersection thereof, with the eastern line of Hollis Street; and running thence easterly along said line of Park Avenue Fifty-seven and 50/100 feet; thence at right angles northerly One Hundred and Twenty-five feet; thence at right angles westerly Fifty-seven and 5/100 feet; and thence at right angles southerly One Hundred Twenty-five feet, to the point of beginning.

Being a portion of Block numbered 16, as said block is delineated and so designated upon that certain Map entitled, "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho property of J.S. Emery, etc.", filed March 1, 1889 in Book 19 of Maps, at Page 65, in the Office of the County Recorder of Alameda County.

Parcel B: Beginning at a point on the northern line of Park Avenue, distant thereon easterly one hundred feet from the intersection thereof with the eastern line of Hollis Street; running thence easterly along said line of Park Avenue Sixty-seven feet, six inches; thence at right angles northerly One Hundred Twenty-five feet; thence at right angles westerly Sixty-seven feet, six inches; and thence at right angles southerly One Hundred Twenty-five feet to the point of beginning. Being a portion of Block numbered 16, as the said block is delineated and so designated upon that certain Map entitled, "Map of part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho, property of J.S. Emery, June 1876, T.J. Arnold C.E. Oakland filed March 1, 1889 in the Office of the County Recorder of Alameda County.

PARCEL EIGHT:

Beginning at the intersection of the northern line of Park Avenue with the western line of Haven Street, as said avenue and street are shown on the Map hereinafter referred to; running thence westerly along said line of Park Avenue 25 feet, thence northerly parallel with said line of Haven Street 125 feet, thence easterly parallel with said line of Park Avenue 25 feet, to said western line of Haven Street, thence southerly along said last named line, 125 feet to the point of beginning.

Being a portion of Block 16, as said block is shown on the "Map of Part of Plot 6, Kellersberger's Survey of Vicente and Domingo Peralta Rancho, property of J.S. Emery", filed March 1, 1889, in Book 19 of Maps, at Page 68, in the
Office of the County Recorder of Alameda County.

PARCEL NINE:

That portion of Haven Street lying northwesterly on the northwestern line of Park Avenue, as said street and avenue are shown on the "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho, property of J.S. Emery", filed March 1, 1889 in Book 19 of Maps, at Page 68, in the Office of the County Recorder of Alameda County.

A.P. No. 049-1031-003-01 Affects Parcels 2 thru 9

PARCEL TEN:

Beginning at a concrete monument set at the southeast corner of angle point of the property of the Mee Estate at Emeryville, Alameda County, California; running thence along the easterly boundary line of said property of the Mee Estate north 28 degrees 17' west One Hundred Ninety-eight and 178/1000 feet to the south line of 45th Street; thence parallel with the south line of the said property of the Mee Estate south 72 degrees 28' west Four Hundred Thirty-one and 178/1000 feet to the easterly boundary line of the property of the Southern Pacific Company; thence at a right angle and along said easterly boundary line of said Southern Pacific Company land and to a point on the southern boundary line of the property of the Mee Estate south 17 degrees 32' east One Hundred Ninety-four and 70/100 feet, said point being north 72 degrees 28' east Twenty-one and 5/10 feet from the point of intersection of the center line of Haven Street and the south line of the Mee Estate property; thence along said southern boundary line of the property of the Mee Estate north 72 degrees 28' East Four Hundred Sixty-eight and 50/100 feet to the point of beginning.

PARCEL ELEVEN:

Beginning at the intersection of the western line of Harlan Street with the northern line of Park Avenue; running thence westerly along said northern line of Park Avenue Two Hundred Seventy feet to the eastern line of Haven Street; thence northerly along said eastern line of Haven Street Four Hundred Twenty-eight feet; five inches, more or less, to the northern line of Plot Numbered 6, as said plot is shown on the Map hereinafter referred to; thence easterly along the last named line Two Hundred Seventy feet, more or less, to the western line of Harlan Street; thence southerly along the western line of Harlan Street Four Hundred Forty-two feet, more or less to the point of beginning.

Beginning Block Numbered 23, as said block is delineated and so designated upon that certain Map entitled, "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho property of J.S. Emery, June 1876, T.J. Arnold, C.E. Oakland", filed March 1, 1889 in the Office of the County
Recorder of said County of Alameda.

PARCEL TWELVE:

Beginning at a point on the eastern line of Harlan Street, distant thereon northerly Two Hundred Seventy-five feet from the intersection thereof with the northern line of Park Avenue; running thence easterly at right angles to said eastern line of Harlan Street One Hundred Thirty feet; thence at right angles northerly One Hundred Eighty feet, more or less, to the northern line of Plot Numbered 6, as said Plot is shown on the Map hereinafter referred to; thence westerly along said last named line One Hundred Thirty feet, more or less, to said eastern line of Harlan Street; thence southerly along said eastern line of Harlan Street One Hundred Seventy feet more or less, to the point of beginning.

Being a portion of Block Numbered 10, as said block is delineated and so designated upon that certain Map entitled, "Map of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho, property of J.S. Emery, June 1876, T.J. Arnold, C.E. Oakland", filed March 1, 1889 in the Office of the County Recorder of Alameda County.

PARCEL THIRTEEN:

Beginning at a point on the eastern line of Harlan Street, distant thereon northerly Two Hundred Fifty feet from the intersection thereon with the northern line of Park Avenue, as said street and avenue are shown on the map hereinafter referred to; running thence northerly along said line of Harlan Street, Twenty-five feet; thence at right angles easterly One Hundred Thirty feet; thence at right angles southerly Twenty-five feet; thence at right angles westerly One Hundred Thirty feet to the point of beginning.

Being a portion of Block Numbered 10, as said block is delineated and so designated on that certain Map entitled, "Map of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho, Property of J.S. Emery", filed March 1, 1889 in Liber 19 of Maps, at Page 68 in the Office of the County Recorder of said County of Alameda County.

PARCEL FOURTEEN:

Beginning at a point on the eastern line of Harlan Street, distant thereon northerly One Hundred Twenty-five feet from the intersection thereof with the northern line of Park Avenue, as said street and avenue are shown on the Map hereinafter referred to; running thence northerly along said line of Harlan Street One Hundred Twenty-five feet; thence at right angles easterly One Hundred Thirty feet thence at right angles southerly One Hundred Twenty-five feet; thence at right angles westerly One Hundred Thirty feet to the point of beginning.

Being a portion of Block Numbered 10, as said block is delineated and so designated upon that certain Map entitled, "Map of Part of Plot 6, Kellersberger's Survey of Vincent & Domingo Peralta Rancho Property of J.S. Emery" filed March 1, 1889 in Liber 19 of Maps, at Page 68 in the Office of the County Recorder of the said County of Alameda.

PARCEL FIFTEEN:

That portion of Harlan Street which lies northwesterly of the northwestern line of Park Avenue, extended across said street, as said street and avenue are shown on the "Map of Part of Plot 6, Kellersberger's Survey of Vincent & Domingo Peralta Rancho, property of J.S. Emery" filed March 1, 1889 in Book 19 of Maps, at Page 68, in the Office of the County Recorder of Alameda County.

PARCEL SIXTEEN:

Portion of Block 10, as said block is shown on the "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho, property of J.S. Emery" - filed March 1, 1889 in Book 19 of Maps at Page 68, in the Office of the County Recorder of Alameda County, described as follows:

Beginning at the intersection of the northern line of Park Avenue with the eastern line of Harlan Street, as said avenue and street are shown on said map; running thence along said line of Harlan Street northerly 125 feet; thence at right angles easterly 60 feet; thence at right angles southerly 125 feet to said line of Park Avenue; thence along the last named westerly to feet to the point of beginning.

A.P. No. 049-1029-001-04 Affects Parcels Ten thru Sixteen and a portion of Parcel 17.

PARCEL SEVENTEEN:

Lot 3 and a portion of Lot 2 in Block 4, as said lots and block are shown on the "Map of Portion of the Coggseshell Tract, lying west of San Pablo Avenue", filed May 14, 1883 in Book 4 of Maps, at Page 13, a portion of Plot 38, as said plot is shown on the "Map of Ranchos of Vicente & Domingo Peralta", filed January 21, 1857, in Book 17 of Maps, at Page 12 and a portion of Block 10, as said block is shown on the "Map of Part of Plot 6, Kellersberger's Survey of Vincent & Domingo Peralta Rancho, property of J.S. Emery" filed March 1, 1869 in Book 19 of Maps, at Page 68, in the Office of the County Recorder of Alameda County, described as follows:

Beginning at a point on the western line of Watts Street, distant thereon southerly 65 feet from the southern line of 45th Street, as said streets are shown on the first mentioned map; and running thence along said line of Watts Street southerly 579.12 feet to the northern line of Park Avenue, as said avenue is shown on said "Map of Part of Plot 6"; thence along the last named line westerly 200 feet to a point distant thereon easterly 60 feet from the eastern line of Harlan Street, as said street is shown on said "Map of Part of Plot 6"; thence at right angles northerly 125 feet; thence at right angles easterly 65 feet; thence at right angles northerly 150 feet; thence at right angles easterly 5 feet; thence at right angles northerly 176.60 feet to the northern line of said Block 10; thence along the last named line easterly 5 feet to a line drawn parallel with and distant at right angles 125 feet westerly from said western line of Watts Street; thence along the line so drawn northerly 127.27 feet to a line drawn westerly from the point of beginning parallel with said line of 45th Street; thence along the last drawn line easterly 125 feet to the point of beginning.

PARCEL EIGHTEEN:

Lot 1 and portion of Lot 2, in Block 4, as said lots and block are shown on the "Map of a portion of the Coggeshall Tract lying west of San Pablo Avenue, Oakland Township", filed May 14, 1883, in Book 4 of Maps, at Page 13, in the Office of the County Recorder of Alameda County, described as follows:

Beginning at the intersection of the southern line of 45th Street with the western line of Watts Street; said streets are shown on said map; and running thence along said line of Watts Street southerly 65 feet; thence parallel with said line of 45th Street westerly 125 feet; thence parallel with said line of Watts Street northerly 65 feet to said line of 45th Street; and thence along the last named line easterly 125 feet to the point of beginning.

PARCEL NINETEEN:

Beginning at a point on the southern line of 45th Street, distant thereon south 75 degrees 20' 10" west one hundred and twenty-five feet from the point of intersection thereof with the western line of Watts Street, as said streets are delineated and so designated upon that certain map entitled, "Map of a portion of the Coggeshall Tract lying west of San Pablo Avenue Oakland Township", filed May 14, 1883 in Book 4 of Maps at Page 13, in the Office of the County Recorder of Alameda County; running thence south 75 degrees 20' 10" west along the southern line of 45th Street Fifty-One and 73/100 feet to the western boundary line of Plot Numbered 38, as said plot is shown on the Map hereinafter referred to; thence south 28 degrees 12' east along the last named line One Hundred Ninety-eight and 03/100 feet to the southern boundary line of said Plot Numbered 38; thence north 72 degrees 28' east along the last named line Five and 39/100 feet to a line drawn south 14 degrees 39' 50" east from the point of beginning thence north 14 degrees 39' 50" west one hundred ninety-two and 27/100 feet to the point of beginning.

Being a portion of Plot Numbered 38, as said plot is delineated and so designated upon that certain Map entitled, "Map of the Ranchos of Vicente & Domingo Peralta", filed January 21, 1857, in Book 17 of Maps at Page 12 in the Office of the County Recorder of Alameda County.



A.P. No. 49-1029-1-3

PARCEL TWENTY:

Beginning at the point of intersection of the easterly line of Watts Street, with the northerly line of Park Avenue, as said Watts Street and said Park Avenue are laid down, delineated and so designated upon that certain Map entitled, "Map of Part of Plot 6, Kellersberger's Survey of Vicente & Domingo Peralta Rancho Property of J.S. Emery, etc," filed March 1, 1889 in the Office of the County Recorder of Alameda County; and running thence along said easterly line of Watts Street north 14 degrees 30' west 465.10 feet to the point of intersection of said easterly line of Watts Street, with the dividing line between Plots 6 and 38, as said Plots 6 and 38 are laid down and delineated upon that certain Map entitled "Map of the Ranchos of Vicente & Domingo Peralta," etc., hereinafter mentioned; thence north 75 degrees 30' east 200 feet to a point distant at right angles westerly 390 feet from the westerly line of San Pablo Avenue as said San Pablo Avenue is laid down, delineated and so designated upon that certain Map entitled, "Map of Part of Plot 6" etc. hereinafter mentioned; thence south 14 degrees 30' east and parallel with said westerly line of San Pablo Avenue 465.19 feet to said northerly line of said Park Avenue; and thence along said northerly line of said Park Avenue south 75 degrees 31-1/2' west 200 feet to the point of beginning.

Being a portions of Plot 6, as said plot is shown on "Map of the Ranchos of Vicente & Domingo Peralta, containing 16970.68 acres, surveyed by Julius Kellersberger", etc., filed January 21, 1857 in the Office of the County Recorder of Alameda County, State of California.

A.P. No. 049-1027-022-01

PARCEL TWENTY-ONE:

Portion of Lots 23 and 24 in Block 5, as said lots and block are shown on the "Map of a Portion of the Coggeshell Tract lying west of San Pablo Avenue, Oakland Township", filed May 14, 1883 in Book 4 of Maps, Page 13, in the Office of the County Recorder of Alameda county, described as follows:

Beginning at the intersection of the southern line of 45th Street, with the eastern line of Watts Street, as said streets are shown on said map; running thence along said line of 45th Street easterly 50 feet; thence parallel with said line of Watts Street southerly 54 feet; thence parallel with said line of 45th Street westerly 50 feet to the eastern line of Watts Street; thence along the last named line northerly 54 feet to the point of beginning.

PARCEL TWENTY-TWO:

Portion of Lot 23 in Block S, as said lot and block are shown on the "Map of a portion of Coggeshall Tract lying west of San Pablo Avenue, Oakland Township", filed May 14, 1883, in Book 4 of Maps, Page 13, in the Office of the County Recorder of Alameda County, described as follows:

Beginning at a point on the eastern line of Watts Street distant thereon southerly 54 feet from the southern line of 45th Street, as said streets are shown on said Map; and running thence along said line of Watts Street southerly, 31 feet; thence parallel with said line of 45th Street easterly 50 feet, thence parallel with said line of Watts Street northerly 31 feet; thence parallel with said line of 45th Street westerly 50 feet to the point of beginning.

PARCEL TWENTY-THREE:

A portion of Lot 22 in Block S, as said lot and block are shown on the "Map of a portion of the Coggeshall Tract, lying west of San Pablo Avenue, Oakland Township, filed May 1, 1883 in Book 4 of Maps, at Page 13, in the Office of the County Recorder of Alameda County, and also

A portion of Plots 6 and 38, as said Plots are shown on the "Map of the Ranchos of Vicente & Domingo Peralta", filed January 21, 1857 in Book 17 of Maps, at Page 12, in the Office of the County Recorder of Alameda County, described as follows:

Beginning at a point on the eastern line of Watts Street, distant thereon south 14 degree 30' east 85.00 feet from the southern line of 45th Street, as said streets are shown on the said "Map of a portion of the Coggeshall Tract"; running thence along the said line of Watts Street and along the eastern line of Watts Street, as said street is shown on the "Map of Part of Plot 6, Kellersbergers Survey of Vicente & Domingo Peralta Rancho Property of J.S. Emery", filed March 1, 1889 in Book 19 of Maps, at Page 68, in the Office of the County Recorder of Alameda County, south 14 degree 30' east 94.00 feet to a point on the line dividing said Plots 6 and 38; thence north 75 degree 30' east
150.00 feet; thence north 14 degree 30' west 54.00 feet; thence south 75 degree 30' west 50.00 feet to a point on the eastern boundary line of that certain parcel of land described in Deed from Mario Chembero and Jean Chembero, husband and wife, to Louis A. Lavenbarg and wife, dated March 30, 1953 and recorded April 9, 1953 under Recorder's Series No. AH/31359 in Book 6997 of Official Records of Alameda County, Page 244, and/or of the direct production southerly of the said eastern boundary line; thence along the said last mentioned line north 14 degree 30' west 40.00 feet, more or less, to a point on the northern boundary line of the said Lavenbarg parcel of land; thence westerly along the said last mentioned line and parallel with the said southern line of 45th Street, 100.00 feet to the point of beginning.

A.P. No. 049-1027-028


                                      *****

                                   EXHIBIT A

                FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE



          THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (the "Amendment") is made and entered into as of this 1st day of November, 1996, by and between DEL MONTE CORPORATION, a New York corporation ("Del Monte"), and PIXAR ANIMATION STUDIOS, a California corporation ("Pixar").

RECITALS:

          This Amendment is entered into on the basis of the following facts, understandings and intentions of the parties:

          A. Del Monte and Pixar have previously entered into that certain Agreement of Purchase and Sale, dated September 6, 1996 (the "Agreement"), pursuant to the terms and conditions of which Del Monte has agreed to sell to Pixar, and Pixar has agreed to purchase from Del Monte, the Property therein identified.

          B. Due to the occurrence of certain circumstances, the parties desire to extend the Review Period for completion by Pixar of its due diligence investigation of the Property and related time periods with respect to review and investigation of the state of title of the Real Property.

          C. In order to effectuate the foregoing, the parties desire to enter into this Amendment.

          NOW, THEREFORE, IN CONSIDERATION of the foregoing Recitals, and the mutual covenants and promises of the parties contained in this Amendment, the parties agree to amend the Agreement as follows:

          1. Defined Terms. Unless otherwise specified in this Amendment, all terms defined in the Agreement shall have the same meaning when used in this Amendment.

          2. Extension of Additional Deposit Date. The phrase reading "ninety
(90)" in clause (ii) of Section 3(a) is amended to read "one-hundred-nineteen
(119)".

          3. Extension of Review Period. The first sentence of Section 4(b) of the Agreement is amended in full to read as follows:

          Pixar shall conduct and complete its review of the Property under
          Section 4(a) above with due diligence and within one-hundred-nineteen
          (119) days after the date of this Agreement (the "Review Period").

Based on the foregoing amendment to Section 4(b), the last day of the Review Period is January 3, 1997, and Pixar shall give any notice of termination under
Section 4(c) not later than the close of business on January 3, 1997.

          4. Extension of Time for Procurement of Survey. The introductory phrase of Section 5(b) of the Agreement reading, "At any time within forty-five
(45) days after the date of this Agreement,..." is hereby amended in its entirety to read as follows: "At any time on or before November 1, 1996,..."

          5. Interpretation of Amendment. This Amendment and the Agreement shall be construed as a whole in order to effectuate the intent of the parties to amend the Agreement in the manner specified in this Amendment. All provisions of the Agreement affected by this Amendment shall be deemed amended regardless of whether so specified in this Amendment. Subject to the foregoing, if any provision of the Agreement conflicts with any provision of this Amendment, the provision of this Amendment shall control.

          6. No Further Amendment. Except as amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                                               "DEL MONTE"

                                               DEL MONTE CORPORATION, a New York
                                               corporation


                                               By ______________________________

                                               Its _____________________________


                                               By ______________________________

                                               Its _____________________________


                                               "PIXAR"

                                               PIXAR ANIMATION STUDIOS, a
                                               California corporation


                                               By ______________________________

                                               Its _____________________________